Exhibit 99.1

         Synagro Reports Second Quarter Revenue And Earnings;
            Key Second Quarter Highlights and Other Events

    HOUSTON--(BUSINESS WIRE)--Aug. 10, 2004--Synagro Technologies Inc. (Nasdaq:SYGR)

    --  Revenue increased 8.8 percent to $82.3 million

    -- Net income before preferred stock dividends increased 4.1 percent to $5.2 million

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 2.6 percent (15.7 percent excluding a one-time gain in 2003) to $19.0 million

    -- Cash flow from operations increased by 339 percent to $8.1 million

    --  Total debt reduced by $4.4 million to $264.0 million

    Synagro Technologies Inc. (Nasdaq:SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced its results of operations for the three and six months ended June 30, 2004.
    Commenting on results for the second quarter of 2004, Synagro's chief executive officer, Robert C. Boucher Jr., stated, "We are pleased with our solid performance during the second quarter. Total revenues grew 8.8 percent, which includes internal growth of 8.3 percent and contract service revenue growth of 11.6 percent.
    "Operating margins from land application services again improved as we have experienced more normal weather patterns this year compared to last. Our general and administrative expenses decreased as we continued to focus on our cost reduction initiatives. These improvements were partially offset by higher than expected repairs and maintenance costs at our dryer and incinerator facilities that we expect to be completed this year.
    Operating income adjusted to exclude a one-time non-cash gain in the prior year increased 10.0 percent to $13.3 million, which along with improvements in working capital increased our cash flow from operations 339 percent to $8.1 million for the quarter. This allowed us to pay approximately $4.4 million on debt during the quarter. In the first six months we have paid down $10.9 million in debt, more than half our $15 - $20 million goal for 2004. We remain comfortable with reaching that goal as well as achieving our expectations for revenue and earnings."

    June 30, 2004 - Second Quarter Financial Results

    Revenue for the quarter increased $6.7 million or 8.8 percent to $82.3 million from $75.6 million in the comparable quarter last year, with approximately $7.2 million of the increase related to contract service revenues, approximately $1.2 million of the increase related to event type work primarily in the Company's Northeast and Central regions and approximately $0.4 million of the increase related to an acquisition that was completed in the second quarter of 2003. These increases were partially offset by declines in design build and purchase order revenues.
    Operating income for the quarter totaled $13.3 million compared to $14.2 million in the comparable quarter last year. Operating income in the second quarter of 2003 included a one-time gain of approximately $2.1 million recorded as a reduction in cost of operations related to a positive settlement of a warranty obligation. Excluding this one-time non-cash gain in 2003, operating income increased by approximately $1.2 million or 10.0 percent to $13.3 million in the second quarter of 2004 compared to $12.1 million in the second quarter of 2003. This increase in operating income is a result of internal growth, an improvement in land application operating margins (related to more normal weather patterns in 2004 compared to 2003), a reduction in selling, general and administrative expenses of $0.2 million attributed to cost reduction initiatives, which were partially offset by an increase in repairs and maintenance expenses primarily associated with the Company's dryer and incineration facilities.
    Pre-tax income for the quarter increased $0.5 million or 6.3 percent to $8.5 million from $8.0 million in the comparable quarter last year. Excluding the one-time gain from the settlement of the warranty obligation in 2003, pre-tax income increased $2.6 million from the prior year, including the $1.2 million increase in operating income, and a $0.6 million reduction in interest expense due to debt repayments and savings associated with interest rate swaps. Additionally, other income increased by approximately $0.7 million related to gains from asset sales in the second quarter of 2004.
    Net income applicable to common stock totaled $3.0 million, or $0.09 per diluted share for the three months ended June 30, 2004 and were unchanged from 2003.
    Cash flow from operations increased approximately $11.5 million to $8.1 million for the second quarter of 2004. Cash flow from operations was utilized to fund capital expenditures and to reduce debt by $4.4 million during the second quarter of 2004.
    Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter increased to $19.0 million from $18.5 million in the comparable quarter last year. EBITDA as a percent of revenue decreased to 23.1 percent for the quarter compared to 24.5 percent in the comparable quarter of 2003. Excluding the one-time gain in 2003, EBITDA as of percent of revenue increased to 23.1 percent in 2004 from 21.7 percent in 2003. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income before preferred stock dividends.

    June 30, 2004 - Year-to-Date Financial Results

    Revenue for the six months ended June 30, 2004, increased $16.1 million or 11.6 percent to $155.0 million from $138.9 million for the same period in the prior year, with approximately $14.4 million of the increase related to contract service revenues, approximately $2.6 million related to event type work primarily in the Company's Northeast and Central regions and approximately $1.1 million of the increase related to an acquisition that was completed in the second quarter of 2003. These revenue increases were partially offset by declines in design build and purchase order revenues.
    Operating income for the six months ended June 30, 2004, totaled $19.8 million and remained unchanged from the first six months of the prior year. As noted above, operating income in 2003 included a one-time non-cash gain of approximately $2.1 million. Excluding this one-time gain from 2003, operating income for the six months increased approximately $2.1 million or 11.9 percent to $19.8 million in 2004 from $17.7 million in 2003. This increase in operating income is primarily a result of the increased revenue growth, an improvement in land application operating margins (related to more normal weather patterns in 2004 compared to 2003) and a reduction in selling, general and administrative expenses of $0.7 million, partially offset by higher repairs and maintenance expenses at the Company's drying and incineration facilities.
    Pre-tax income for the six months increased $2.3 million or 29.9 percent to $10.0 million from $7.7 million for the comparable period last year. Excluding the one-time gain from the warranty settlement in 2003, pretax income increased approximately $4.4 million from the prior year primarily related to the $2.1 million increase from operating income discussed above, a $1.3 million reduction in interest expense and a $0.9 million increase in other income.
    Net income applicable to common stock for the six months ended June 30, 2004, increased to $1.8 million from $0.3 million in the comparable period of the prior year. Diluted earnings per share increased to $0.09 per share for the first six months of 2004 compared to $0.02 per share in 2003. Diluted earnings per share for the six months ended June 30, 2003, adjusted to exclude the change in accounting for asset retirement obligations, totaled $0.04 per share.
    Cash flow from operations increased $14.5 million to $19.8 million for the first half of 2004. Cash flow from operations was used to fund capital expenditures and to reduce debt by $10.9 million during the first half of 2004.
    EBITDA for the first six months of 2004 increased to approximately $30.2 million from approximately $28.2 million in the comparable period last year. EBITDA as a percent of revenue decreased to 19.5 percent for the first six months of 2004 compared to 20.3 percent in the comparable period of 2003. Excluding the one-time gain in 2003, EBITDA as a percentage of revenue increased to 19.5 percent in 2004 from 18.8 percent in 2003. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income before preferred stock dividends.
    Effective Jan. 1, 2003, the Company adopted the accounting requirements of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which establishes accounting standards for the recognition and measurement of asset retirement obligations and related asset retirement costs. The Company's asset retirement obligations primarily consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The noncash transition adjustment, net of tax, totaling approximately $0.5 million, related to the adoption of this statement is reflected as a "cumulative effect of change in accounting for asset retirement obligations, net of tax benefit of $0.3 million" in the Company's consolidated statement of operations for the six months ended June 30, 2003. Diluted earnings per share for the six months ended June 30, 2003, was reduced $ 0.02 per share due to the cumulative effect of change in accounting for asset retirement obligations.
    Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions during a quarter may materially impact the Company's results of operations and cash flow during the affected period.
    A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.
    Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 1,000 municipal and industrial water and wastewater generators in 37 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related record keeping and regulatory reporting services.
    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.




                       Synagro Technologies Inc.
                 Consolidated Statement of Operations
                  For the Three Months Ended June 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                     2004                2003
                              -------------------  ------------------
Revenue                        $82,301     100.0%   $75,641    100.0%
Cost of operations              63,280      76.9%    55,501     73.4%
                              --------- ---------  --------- --------
   Gross profit                 19,021      23.1%    20,140     26.6%

General and administrative
 expenses                        5,699       6.9%     5,926      7.8%
                              --------- ---------  --------- --------
   Income from operations       13,322      16.2%    14,214     18.8%

Interest expense, net            5,582       6.8%     6,208      8.2%
Other income, net                 (774)     (0.9)%      (42)       -%
                              --------- ---------  --------- --------
   Other expense, net            4,808       5.9%     6,166      8.2%
                              --------- ---------  --------- --------
Income before provision for
 income taxes                    8,514      10.3%     8,048     10.6%
Provision for income taxes       3,320       4.0%     3,058      4.0%
                              --------- ---------  --------- --------
Net income before preferred
 stock dividends                 5,194       6.3%     4,990      6.6%
                                        =========            ========
Preferred stock dividends
 (Note A)                        2,176                2,029
                              ---------            ---------
   Net income applicable to
    common stock                $3,018               $2,961
                              =========            =========

Earnings per share (Note B):
   Basic                         $0.15                $0.15
                              =========            =========
   Diluted                       $0.09                $0.09
                              =========            =========

Depreciation and amortization   $4,876       5.9%    $4,244      5.6%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA")
 (Note C)                      $18,972      23.1%   $18,500     24.5%
Adjusted EBITDA (Note C)       $18,972      23.1%   $16,400     21.7%


Note A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $2,176,000 and $2,029,000 during the three months ended June 30, 2004 and 2003, respectively, of which $1,912,000 and $1,766,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

Note B: The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):

                                             Three Months Ended
                                        -----------------------------
                                            2004           2003
                                        -------------- --------------
Basic earnings per share:
-------------------------
  Net income before preferred stock
   dividends                                   $5,194         $4,990
  Preferred stock dividends                     2,176          2,029
                                        -------------- --------------
  Net earnings applicable to common
   stock                                       $3,018         $2,961
                                        ============== ==============

  Net earnings per share -- basic               $0.15          $0.15
                                        ============== ==============

  Weighted average shares outstanding      19,775,821     19,775,821
                                        ============== ==============

Diluted earnings per share:
---------------------------
  Net income before preferred stock
   dividends                                   $5,194         $4,990
                                        ============== ==============

  Diluted earnings per share                    $0.09          $0.09
                                        ============== ==============

  Diluted shares outstanding               58,432,471     54,997,374
                                        ============== ==============

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." Adjusted EBITDA is EBITDA adjusted to exclude a one-time non-cash gain related to the settlement of a warranty obligation in 2003. EBITDA and Adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA are not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of our operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                              Three Months Ended
                                        -----------------------------
                                            2004           2003
                                        -------------- --------------

Net income before preferred
 stock dividends                               $5,194         $4,990
  Interest expense, net                         5,582          6,208
  Provision for income taxes                    3,320          3,058
  Depreciation and amortization                 4,876          4,244
                                        -------------- --------------
EBITDA                                        $18,972        $18,500
                                        ============== ==============

  Less:  One-time non-cash warranty
   settlement                                        -          2,100
                                        -------------- --------------
Adjusted EBITDA                               $18,972        $16,400
                                        ============== ==============


                       Synagro Technologies Inc.
                 Consolidated Statement of Operations
                   For the Six Months Ended June 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                     2004                  2003
                               ----------------     -----------------
Revenue                        $154,962  100.0%     $138,870   100.0%
Cost of operations              123,624   79.8%      106,888    77.0%
                               -------- -------     -------- --------
   Gross profit                  31,338   20.2%       31,982    23.0%

General and administrative
 expenses                        11,521    7.4%       12,230     8.8%
                               -------- -------     -------- --------
   Income from operations        19,817   12.8%       19,752    14.2%

Interest expense, net            10,751    6.9%       12,055     8.7%
Other income, net                  (892)  (0.5)%         (11)     --%
                               -------- -------     -------- --------
   Other expense, net             9,859    6.4%       12,044     8.7%
                               -------- -------     -------- --------
Income before provision for
 income taxes                     9,958    6.4%        7,708     5.5%
Provision for income taxes        3,884    2.5%        2,929     2.1%
                               -------- -------     -------- --------
Net income before
 cumulative effect of
 change in accounting for
 asset retirement
 obligations and
 preferred stock
 dividends                        6,074    3.9%        4,779     3.4%
                                        =======              ========
Cumulative effect of change
 in accounting for asset
 retirement obligations,
 net of tax benefit of
 $292 (Note D)                       --                  476
                               --------             --------
Net income before preferred
 stock dividends                  6,074                4,303
Preferred stock dividends
 (Note A)                         4,314                4,004
                               --------             --------
   Net income applicable to
    common stock                 $1,760                 $299
                               ========             ========
Earnings per share (Note B):
   Basic                          $0.09                $0.02
                               ========             ========
   Diluted                        $0.09                $0.02
                               ========             ========
Earnings per share adjusted
 to exclude the
 cumulative effect of the
 change in accounting
 for asset retirement
 obligations in 2003
 (Note B):
   Basic                          $0.09                $0.04
                               ========             ========
   Diluted                        $0.09                $0.04
                               ========             ========
Depreciation and
 amortization                    $9,490    6.1%       $8,425     6.1%

Earnings before interest,
 taxes, depreciation
 and amortization
 ("EBITDA") (Note C)            $30,199   19.5%      $28,188    20.3%

Adjusted EBITDA (Note C)        $30,199   19.5%      $26,088    18.8%


Note A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $4,314,000 and $4,004,000 during the six months ended June 30, 2004 and 2003, respectively, of which $3,787,000 and $3,478,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

Note B: The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):


                                                 Six Months Ended
                                             ------------------------
                                                2004          2003
                                             -----------  -----------
Basic earnings per share:
-------------------------
   Net income before cumulative effect of
    change in accounting for asset
    retirement obligations and preferred
    stock dividends                               $6,074       $4,779
   Cumulative effect of change in
    accounting for asset retirement
    obligations, net of tax                           --          476
                                             -----------  -----------
   Net income before preferred stock
    dividends                                      6,074        4,303
   Preferred stock dividends                       4,314        4,004
                                             -----------  -----------
   Net income applicable to common stock          $1,760         $299
                                             ===========  ===========

   Earnings per share-
   -------------------
   Earnings per share before cumulative
    effect of change in accounting
    for asset retirement obligations               $0.09        $0.04
   Cumulative effect of change in
    accounting for asset retirement
    obligations, net of tax                           --        (0.02)
                                             -----------  -----------
   Net earnings per share -- basic                 $0.09        $0.02
                                             ===========  ===========
   Weighted average shares outstanding        19,775,821   19,775,821
                                             ===========  ===========
Diluted earnings per share:
---------------------------
   Net income before cumulative effect of
    change in accounting for asset
    retirement obligations and preferred
    stock dividends                               $6,074       $4,779
   Cumulative effect of change in
    accounting for asset retirement
    obligations, net of tax                           --          476
                                             -----------  -----------
   Net income before preferred stock
    dividends                                     $6,074       $4,303
   Less antidilutive effect of preferred
    stock dividends                                4,314        4,004
                                             -----------  -----------
   Net income applicable to common stock          $1,760         $299
                                             ===========  ===========

   Earnings per share-
   -------------------
   Diluted earnings per share, as
    calculated                                     $0.11        $0.08
   Less antidilutive effect of dividends
    and common stock equivalents                   (0.02)       (0.06)
                                             -----------  -----------
   Diluted earnings per share, as reported         $0.09        $0.02
                                             ===========  ===========

   Earnings per share before cumulative
    effect of change in accounting for
    asset retirement obligations                   $0.09        $0.04
   Cumulative effect of change in
    accounting for asset retirement
    obligations, net of tax                           --        (0.02)
                                             -----------  -----------
   Net earnings per share - diluted                $0.09        $0.02
                                             ===========  ===========

   Diluted shares outstanding                 57,834,468   54,595,508
   Less antidilutive effect of common stock
    equivalents                              (38,058,647) (34,819,687)
                                             -----------  -----------
                                              19,775,821   19,775,821
                                             ===========  ===========

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Reported diluted EPS for the six months ended June 30, 2004 and 2003, have been adjusted to include preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." Adjusted EBITDA is EBITDA adjusted to exclude a one-time non-cash gain related to the settlement of a warranty obligation in 2003. EBITDA and Adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA are not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of our operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):


                                                Six Months Ended
                                        ------------------------------
                                            2004            2003
                                        -------------- ---------------
Net income before cumulative effect of
 change in accounting for asset
 retirement obligations and preferred
 stock dividends                               $6,074          $4,779
  Interest expense, net                        10,751          12,055
  Provision for income taxes                    3,884           2,929
  Depreciation and amortization                 9,490           8,425
                                        -------------- ---------------
EBITDA                                        $30,199         $28,188
                                        ============== ===============

  Less:  One-time non-cash warranty
   settlement                                      --           2,100
                                        -------------- ---------------
Adjusted EBITDA                               $30,199         $26,088
                                        ============== ===============

Note D: Effective Jan. 1, 2003, the Company adopted the accounting requirements of Financial Accounting Standards ("SFAS") Board Opinion No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible, long-lived assets and provides the accounting and reporting requirements for such obligations. The Company's asset retirement obligations consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for asset retirement obligations, net of tax of $0.3 million" of $0.5 million in the Company's statement operations for the six months ended June 30, 2003.





    CONTACT: Synagro Technologies Inc., Houston
             Robert C. Boucher Jr., 713-369-1700